Exhibit 99.1

OSG

OSG America L.P.                                                                      Press Release

For Immediate Release

OSG AMERICA L.P. ANNOUNCES MANAGEMENT CHANGES

TAMPA, FL – January 20, 2009 – OSG America L.P. (OSG America or the Company) (NYSE: OSP) the largest operator of U.S. Flag product carriers and ocean-going barges transporting refined petroleum products, today announced executive management changes, effective immediately.

Myles R. Itkin, previously Chief Financial Officer of OSG America, was appointed President and Chief Executive Officer, replacing Jonathan P. Whitworth, who resigned from the Company. Mr. Itkin retains his current position as Executive Vice President, Chief Financial Officer and Treasurer of Overseas Shipholding Group, Inc., (NYSE: OSG), which owns a 77.1% interest in OSG America. Henry P. Flinter, previously Vice President, Corporate Finance at OSG Ship Management, Inc., has been promoted to Chief Financial Officer of OSG America L.P., filling the position vacated by Mr. Itkin. Mr. Flinter was also appointed to the Board of Directors of OSG America LLC.

Myles R. Itkin, 61, brings extensive experience to his new role. In his capacity as Executive Vice President, Chief Financial Officer and Treasurer of OSG, he has directed a disciplined financial strategy as the Company more than doubled its operating and newbuild fleet in the last five years. Most recently, he led company-wide process improvement and cost reduction initiatives.

Prior to his promotion, Henry P. Flinter, 44, was Vice President Corporate Finance, responsible for treasury, corporate finance and capital market transactions at OSG. Most recently in this role, he represented OSG in completing $500 million in financing for a joint venture with Euronav NV (EURONEXT BRUSSELS: EURN) to convert two ULCCs to FSO (Floating Storage Offloading) service vessels. Mr. Flinter joined OSG in 2002 and has nearly 20 years experience in senior finance and accounting positions. Mr. Flinter will relocate to Tampa, Florida.

Additional information about OSG America’s management team can be found on www.osgamerica.com.

About OSG America L.P.
 OSG America L.P. (NYSE: OSP) is the largest operator of U.S. Flag product carriers and ocean-going barges transporting refined petroleum products, based on barrel-carrying capacity. OSP has an operating fleet of 22 Handysize product carriers and tug barges that trade primarily in the Jones Act market and its newbuild program, including option vessels, totals 13 vessels that deliver through 2011. OSG America L.P.’s limited partner units are listed on the New York Stock Exchange and trade under the symbol “OSP.” More information is available at www.osgamerica.com.

Contact
For more information contact Jennifer L. Schlueter, Vice President Investor Relations & Corporate Communications, OSG Ship Management, Inc. at +1 212.578.1634 or jschlueter@osg.com.

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